UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 13, 2006

Newell Rubbermaid Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-09608	363514169
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10B Glenlake Parkway, Suite 600, Atlanta, Georgia		30328
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	770-407-3800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 13, 2006, with the approval of the independent members of its Board of Directors, Newell Rubbermaid Inc. (the "Company") entered into a written compensation arrangement with Mark D. Ketchum in connection with his appointment as the Company’s President and CEO, described below under Item 5.02. The material terms of this arrangement include the following:

(i) Base salary of $1,200,000 per year.

(ii) An annual bonus opportunity under the Company’s Management Cash Bonus Plan (the "Bonus Plan") with a target payout equal to 105% of base salary and a maximum payout equal to 210% of base salary, based on attainment of the performance criteria and payout levels contained in the Bonus Plan.

(iii) A Company-paid automobile lease for a vehicle worth up to $80,000.

(iv) Participation in the Company’s Long-Term Incentive Plan (the "LTIP"), which will permit Mr. Ketchum to earn an annual award of restricted shares under the Company’s 2003 Stock Plan based on attainment of annual performance criteria in respect of the Company’s cash flow and total shareholder return. The value of Mr. Ketchum’s target and maximum award under the LTIP will be equal to 200% of base salary, and restricted shares issued under the LTIP are subject to a three-year cliff vesting period. The Company has amended the LTIP for 2006 to reflect Mr. Ketchum’s target and maximum award percentage. Mr. Ketchum’s first opportunity for an award of restricted shares under the LTIP will be in 2007, based on attainment of performance criteria for 2006.

(v) Eligibility for an annual stock option award under the Company’s 2003 Stock Plan, with a target annual option award for 250,000 shares and a maximum annual option award for 400,000 shares. Such options will have an exercise price equal to the closing price of the Company’s stock on the date of grant and will vest at a rate of 20% per year over five years. Actual option awards will be determined by the Board of Directors based on individual and Company performance. Mr. Ketchum’s first opportunity for an annual stock option award will be in 2007.

(vi) Participation in the Company’s Supplemental Executive Retirement Plan (the "SERP"). Mr. Ketchum will be entitled to receive three years of credited service under the SERP for each year of his first five years of completed service, and then one year of credited service for each year of completed service thereafter. The additional years of service credited to Mr. Ketchum will be forfeited in the event his employment terminates prior to completing five years of service.

(vii) Participation in the Company’s 2002 Deferred Compensation Plan and other benefit plans provided to Company employees generally, including the Total Retirement Savings Program. Under the Total Retirement Savings Program, Mr. Ketchum will receive an annual Company contribution to his 401(k) Savings Plan account equal to 5% of his eligible earnings.

(viii) A one-time grant on February 13, 2006 of a stock option under the Company’s 2003 Stock Plan to acquire 200,000 shares of Company stock, with an exercise price equal to the closing price of the Company stock on February 13, 2006 and vesting at a rate of 20% per year over five years.

(ix) A one-time award on February 13, 2006 of 50,000 restricted shares under the Company’s 2003 Stock Plan, with a one-year cliff vesting period. This grant would be subject to stockholder approval of an amendment to the Company’s 2003 Stock Plan to permit a vesting period of less than three years, which approval will be sought at the Company’s 2006 Annual Meeting of Stockholders. If such approval is not obtained, the award will be amended to provide for cliff vesting on the third anniversary of the grant date.

(x) Participation in the Company’s executive relocation program.

Mr. Ketchum will be entitled to retain the stock option award for up to 75,000 shares, and will remain entitled to receive a performance share award in 2006 for up to 50,000 shares, under the Company’s 2003 Stock Plan in connection with his prior service as the Company’s interim President and Chief Executive Officer, which awards were disclosed in the Company’s Current Report on Form 8-K dated November 9, 2005.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 13, 2006, the Board of Directors of the Company appointed Mark D. Ketchum as President and Chief Executive Officer of the Company. Mr. Ketchum will also continue to serve as a Director of the Company. Under the Company’s By-Laws, officers are elected annually after each Annual Meeting of Stockholders, and Mr. Ketchum’s term of office shall continue until his successor is elected and qualified or until his earlier resignation or removal.

Mr. Ketchum, 56, served as the interim President and Chief Executive Officer of the Company from October 16, 2005 until February 13, 2006 and has served as a member of the Board of Directors of the Company since February 10, 2005. Mr. Ketchum previously served as President, Global Baby and Family Care of The Procter & Gamble Company (a manufacturer and marketer of consumer products) ("P&G"), from 1999 until November 1, 2004. Mr. Ketchum joined P&G in 1971, and thereafter served in a variety of roles, including Vice President and General Manager – Tissue/Towel from 1990 to 1996 and President – North American Paper Sector from 1996 to 1999. Mr. Ketchum is a director of Hillenbrand Industries, Inc. (a provider of goods and services for the health care and funeral services industries).

Mr. Ketchum was not selected pursuant to any arrangement or understanding between him and any other person. There has been no transaction, or proposed transaction, since January 1, 2005 to which the Company was or is to be a party, and in which Mr. Ketchum or any member of his immediate family had or is to have a direct or indirect material interest. There are no family relationships between Mr. Ketchum and any of the Company’s other directors, executive officers or persons nominated or chosen by the Company to become directors or executive officers.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Newell Rubbermaid Inc.

February 15, 2006	By:	/s/ Dale L. Matschullat

Name: Dale L. Matschullat
Title: Vice President - General Counsel and Corporate Secretary